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Exhibit 2.2

                                 PLAN OF MERGER
                         VOCAL INVESTOR FINANCIAL, CORP.
                                      INTO
                           LARSEN INTERNATIONAL, INC.

1. Agreement and Plan of Merger. Pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April __, 2001, between Vocal Investor Financial, Corp., a Nevada corporation ("VIFC"), and Larsen International, Inc., a Colorado corporation ("Larsen"), copies of which Merger Agreement are on file with the registered offices of VIFC and Larsen, and in accordance with Section 92A.190 of the Nevada Revised Statutes and Sections 7-111-104 and 7-111-107 of the Colorado Revised Statutes, VIFC will be merged with and into Larsen. Larsen will change its name to Vocal Communications, Inc.; and Larsen will be the surviving corporation.

2. Terms and Conditions. The Merger Agreement provides standard terms and conditions. It is conditioned on (i) the accuracy of representations and warranties, (ii) the absence of material adverse changes, and (iii) no injunction of the transaction.

3. Conversion of Shares. By virtue of the merger, each share of common stock, no par value per share, of VIFC will be converted into the right to receive One (1) share of the common stock, par value $.001 per share, of Larsen. In addition, the right to receive common stock and warrants in VIFC pursuant to any outstanding subscription agreement shall be converted automatically into the right to receive an equivalent number of common shares and identical warrants in the surviving corporation.

3. Cancellation of Shares. All of the common stock of Larsen, par value $.001 per share, outstanding immediately prior to the effective time of the merger, except for one hundred thousand (100,000) shares held by Sandringham Investments Limited, will be cancelled pursuant to the merger.

5. Articles of Incorporation. The Articles of Incorporation of Larsen, as amended to reflect its name change to Vocal Communications, Inc., will be the Articles of Incorporation of the surviving corporation.

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In witness whereof, the undersigned have executed this Plan of Merger as of
April ___, 2001.

VOCAL INVESTOR FINANCIAL, CORP.


By: ____________________________
Name:
Title:

LARSEN INTERNATIONAL, INC.


By: ____________________________
Name:
Title:


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